Exhibit 99.1

Contacts: Brad Holiday

Patrick Burke

(760) 931-1771

CALLAWAY GOLF COMPANY ANNOUNCES EXCHANGE TRANSACTIONS IN

CONNECTION WITH CONVERTIBLE PREFERRED STOCK

CARLSBAD, Calif., August 15, 2013 — Callaway Golf Company (NYSE: ELY) today announced that the Company has entered into separate, privately-negotiated exchange agreements (the “Exchange Transactions”) pursuant to which it will issue 3,392,263 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in exchange for 233,843 shares of the Company’s outstanding 7.50% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, which has a conversion price of approximately $7.05 per share and a liquidation preference of $100 per share (the “Preferred Stock”). The Company will also pay to the exchanging holders cash dividends through December 15, 2013 on their shares of Preferred Stock surrendered in the Exchange Transactions. The Exchange Transactions are expected to close on August 20, 2013. Upon the closing of the Exchange Transactions, 183,796 shares of the Preferred Stock will remain outstanding.

“Retiring the preferred stock is an important part of our turnaround plan and one that provides significant benefits to the Company and its shareholders,” commented Chip Brewer, President and Chief Executive Officer. “The exchange transactions announced today are a good step in that direction. These transactions not only will lower the Company’s cost of capital but also will be accretive to earnings on an annualized basis. We may redeem the balance of the preferred stock at any time and look forward to retiring the balance at the appropriate time, subject to market conditions, and thus completing this phase of our turnaround plan.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The Common Stock issuable pursuant to the Exchange Transactions has not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements: This press release contains forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the anticipated closing date of the Exchange Transactions and the redemption or retirement of the balance of the preferred stock. These statements are based upon current information and expectations and involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of the Company’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com or shop.callawaygolf.com.